                                                                Exhibit 99(g)(2)

State Street Bank and Trust Company
1776 Heritage Drive, AFB
North Quincy, MA 02171

Ladies and Gentlemen:

     Reference is made to the Custodian Contract between us dated as of August 3, 1999 (the "Agreement").

     Pursuant to the Agreement, this letter is to provide notice of the creation of an additional investment portfolio of St. Clair Funds, Inc., namely the Munder Institutional Government Money Market Fund (the "New Portfolio").

     In accordance with the Additional Portfolios provision of Section 18 of the Agreement, we request that you act as Custodian with respect to the New Portfolio.

     Please indicate your acceptance of the foregoing by executing two copies of this Agreement, returning one to the Fund and retaining one copy for your records.


                                             Very truly yours,

                                             St. Clair Funds, Inc.

                                             By: /s/ Stephen J. Shenkenberg
                                                 -------------------------------
                                                 Vice President and Secretary

                                             Accepted:

                                             State Street Bank and Trust Company

                                             By: /s/ Joseph L. Hooley
                                                 -------------------------------
                                                 Executive Vice President

Date: August 1, 2001